                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                     TO RULE 13d-1(a) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13d-2(a)
                               (Amendment No. 1)*

                               VIRATA CORPORATION
                               ------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    927646109
                                    ---------
                                 (CUSIP Number)

                                  Steven Moore
                             Vice President, Finance
                               Virata Corporation
                            2700 San Tomas Expressway
                              Santa Clara, CA 95051
                            Telephone: (408) 566-1000
                            -------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                December 14, 2001
                                -----------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D and is filing this schedule because of Rule 13d-1 (e), 13d-1 (f) or 13d-1 (g), check the following box [ ].

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
1.         NAME OF REPORTING PERSON:                           ANDREW M. VOUGHT
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3.         SEC USE ONLY
--------------------------------------------------------------------------------
4.         SOURCE OF FUNDS:                                                  OO
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS                  [ ]
           REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
--------------------------------------------------------------------------------
6.         CITIZENSHIP OR PLACE OF ORGANIZATION:                         UNITED
                                                                         STATES
--------------------------------------------------------------------------------
                         7.      SOLE VOTING POWER:                           0
          NUMBER OF
                         -------------------------------------------------------
           SHARES        8.      SHARED VOTING POWER:                         0

        BENEFICIALLY
                         -------------------------------------------------------
        OWNED BY EACH    9.      SOLE DISPOSITIVE POWER:                      0

          REPORTING
                         -------------------------------------------------------
         PERSON WITH     10.     SHARED DISPOSITIVE POWER:                    0
--------------------------------------------------------------------------------
11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                        0
           REPORTING PERSON:
--------------------------------------------------------------------------------
12.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES**                                        [ ]
--------------------------------------------------------------------------------
13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                   0.0%
           (11):
--------------------------------------------------------------------------------
14.        TYPE OF REPORTING PERSON:                                         IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.         NAME OF REPORTING PERSON:                                 GARY BLOOM
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3.         SEC USE ONLY
--------------------------------------------------------------------------------
4.         SOURCE OF FUNDS:                                                  OO
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS                  [ ]
           REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
--------------------------------------------------------------------------------
6.         CITIZENSHIP OR PLACE OF ORGANIZATION:                         UNITED
                                                                         STATES
--------------------------------------------------------------------------------
                         7.      SOLE VOTING POWER:                           0
          NUMBER OF
                         -------------------------------------------------------
           SHARES        8.      SHARED VOTING POWER:                         0

        BENEFICIALLY
                         -------------------------------------------------------
        OWNED BY EACH    9.      SOLE DISPOSITIVE POWER:                      0

          REPORTING
                         -------------------------------------------------------
         PERSON WITH     10.     SHARED DISPOSITIVE POWER:                    0
--------------------------------------------------------------------------------
11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                        0
           REPORTING PERSON:
--------------------------------------------------------------------------------
12.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES**                                        [ ]
--------------------------------------------------------------------------------
13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                   0.0%
           (11):
--------------------------------------------------------------------------------
14.        TYPE OF REPORTING PERSON:                                         IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.         NAME OF REPORTING PERSON:                             CHARLES COTTON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3.         SEC USE ONLY
--------------------------------------------------------------------------------
4.         SOURCE OF FUNDS:                                                  OO
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS                  [ ]
           REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
--------------------------------------------------------------------------------
6.         CITIZENSHIP OR PLACE OF ORGANIZATION:                         UNITED
                                                                        KINGDOM
--------------------------------------------------------------------------------
                         7.      SOLE VOTING POWER:                           0
          NUMBER OF
                         -------------------------------------------------------
           SHARES        8.      SHARED VOTING POWER:                         0

        BENEFICIALLY
                         -------------------------------------------------------
        OWNED BY EACH    9.      SOLE DISPOSITIVE POWER:                      0

          REPORTING
                         -------------------------------------------------------
         PERSON WITH     10.     SHARED DISPOSITIVE POWER:                    0
--------------------------------------------------------------------------------
11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                        0
           REPORTING PERSON:
--------------------------------------------------------------------------------
12.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES**                                        [ ]
--------------------------------------------------------------------------------
13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                   0.0%
           (11):
--------------------------------------------------------------------------------
14.        TYPE OF REPORTING PERSON:                                         IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.         NAME OF REPORTING PERSON:                                   MARCO DE
                                                                      BENEDETTI
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3.         SEC USE ONLY
--------------------------------------------------------------------------------
4.         SOURCE OF FUNDS:                                                  OO
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS                  [ ]
           REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
--------------------------------------------------------------------------------
6.         CITIZENSHIP OR PLACE OF ORGANIZATION:                          ITALY

--------------------------------------------------------------------------------
                         7.      SOLE VOTING POWER:                           0
          NUMBER OF
                         -------------------------------------------------------
           SHARES        8.      SHARED VOTING POWER:                         0

        BENEFICIALLY
                         -------------------------------------------------------
        OWNED BY EACH    9.      SOLE DISPOSITIVE POWER:                      0

          REPORTING
                         -------------------------------------------------------
         PERSON WITH     10.     SHARED DISPOSITIVE POWER:                    0
--------------------------------------------------------------------------------
11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                        0
           REPORTING PERSON:
--------------------------------------------------------------------------------
12.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES**                                        [ ]
--------------------------------------------------------------------------------
13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                   0.0%
           (11):
--------------------------------------------------------------------------------
14.        TYPE OF REPORTING PERSON:                                         IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.         NAME OF REPORTING PERSON:                                DR. HERMANN
                                                                         HAUSER
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3.         SEC USE ONLY
--------------------------------------------------------------------------------
4.         SOURCE OF FUNDS:                                                  OO
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS                  [ ]
           REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
--------------------------------------------------------------------------------
6.         CITIZENSHIP OR PLACE OF ORGANIZATION:                        AUSTRIA

--------------------------------------------------------------------------------
                         7.      SOLE VOTING POWER:                           0
          NUMBER OF
                         -------------------------------------------------------
           SHARES        8.      SHARED VOTING POWER:                         0

        BENEFICIALLY
                         -------------------------------------------------------
        OWNED BY EACH    9.      SOLE DISPOSITIVE POWER:                      0

          REPORTING
                         -------------------------------------------------------
         PERSON WITH     10.     SHARED DISPOSITIVE POWER:                    0
--------------------------------------------------------------------------------
11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                        0
           REPORTING PERSON:
--------------------------------------------------------------------------------
12.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES**                                        [ ]
--------------------------------------------------------------------------------
13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                   0.0%
           (11):
--------------------------------------------------------------------------------
14.        TYPE OF REPORTING PERSON:                                         IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.         NAME OF REPORTING PERSON:                           PROFESSOR ANDREW
                                                                         HOPPER
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3.         SEC USE ONLY
--------------------------------------------------------------------------------
4.         SOURCE OF FUNDS:                                                  OO
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS                  [ ]
           REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
--------------------------------------------------------------------------------
6.         CITIZENSHIP OR PLACE OF ORGANIZATION:                         UNITED
                                                                        KINGDOM
--------------------------------------------------------------------------------
                         7.      SOLE VOTING POWER:                           0
          NUMBER OF
                         -------------------------------------------------------
           SHARES        8.      SHARED VOTING POWER:                         0

        BENEFICIALLY
                         -------------------------------------------------------
        OWNED BY EACH    9.      SOLE DISPOSITIVE POWER:                      0

          REPORTING
                         -------------------------------------------------------
         PERSON WITH     10.     SHARED DISPOSITIVE POWER:                    0
--------------------------------------------------------------------------------
11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                        0
           REPORTING PERSON:
--------------------------------------------------------------------------------
12.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES**                                        [ ]
--------------------------------------------------------------------------------
13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                   0.0%
           (11):
--------------------------------------------------------------------------------
14.        TYPE OF REPORTING PERSON:                                         IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.         NAME OF REPORTING PERSON:                          MARTIN K. JACKSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3.         SEC USE ONLY
--------------------------------------------------------------------------------
4.         SOURCE OF FUNDS:                                                  OO
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS                  [ ]
           REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
--------------------------------------------------------------------------------
6.         CITIZENSHIP OR PLACE OF ORGANIZATION:                         UNITED
                                                                        KINGDOM
--------------------------------------------------------------------------------
                         7.      SOLE VOTING POWER:                           0
          NUMBER OF
                         -------------------------------------------------------
           SHARES        8.      SHARED VOTING POWER:                         0

        BENEFICIALLY
                         -------------------------------------------------------
        OWNED BY EACH    9.      SOLE DISPOSITIVE POWER:                      0

          REPORTING
                         -------------------------------------------------------
         PERSON WITH     10.     SHARED DISPOSITIVE POWER:                    0
--------------------------------------------------------------------------------
11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                        0
           REPORTING PERSON:
--------------------------------------------------------------------------------
12.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES**                                        [ ]
--------------------------------------------------------------------------------
13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                   0.0%
           (11):
--------------------------------------------------------------------------------
14.        TYPE OF REPORTING PERSON:                                         IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.         NAME OF REPORTING PERSON:                            PETER T. MORRIS
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3.         SEC USE ONLY
--------------------------------------------------------------------------------
4.         SOURCE OF FUNDS:                                                  OO
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS                  [ ]
           REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
--------------------------------------------------------------------------------
6.         CITIZENSHIP OR PLACE OF ORGANIZATION:                         UNITED
                                                                         STATES
--------------------------------------------------------------------------------
                         7.      SOLE VOTING POWER:                           0
          NUMBER OF
                         -------------------------------------------------------
           SHARES        8.      SHARED VOTING POWER:                         0

        BENEFICIALLY
                         -------------------------------------------------------
        OWNED BY EACH    9.      SOLE DISPOSITIVE POWER:                      0

          REPORTING
                         -------------------------------------------------------
         PERSON WITH     10.     SHARED DISPOSITIVE POWER:                    0
--------------------------------------------------------------------------------
11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                        0
           REPORTING PERSON:
--------------------------------------------------------------------------------
12.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES**                                        [ ]
--------------------------------------------------------------------------------
13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                   0.0%
           (11):
--------------------------------------------------------------------------------
14.        TYPE OF REPORTING PERSON:                                         IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.         NAME OF REPORTING PERSON:                              DEBAJYOTI PAL
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3.         SEC USE ONLY
--------------------------------------------------------------------------------
4.         SOURCE OF FUNDS:                                                  OO
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS                  [ ]
           REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
--------------------------------------------------------------------------------
6.         CITIZENSHIP OR PLACE OF ORGANIZATION:                         UNITED
                                                                         STATES
--------------------------------------------------------------------------------
                         7.      SOLE VOTING POWER:                           0
          NUMBER OF
                         -------------------------------------------------------
           SHARES        8.      SHARED VOTING POWER:                         0

        BENEFICIALLY
                         -------------------------------------------------------
        OWNED BY EACH    9.      SOLE DISPOSITIVE POWER:                      0

          REPORTING
                         -------------------------------------------------------
         PERSON WITH     10.     SHARED DISPOSITIVE POWER:                    0
--------------------------------------------------------------------------------
11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                        0
           REPORTING PERSON:
--------------------------------------------------------------------------------
12.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES**                                        [ ]
--------------------------------------------------------------------------------
13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                   0.0%
           (11):
--------------------------------------------------------------------------------
14.        TYPE OF REPORTING PERSON:                                         IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.         NAME OF REPORTING PERSON:                              PATRICK SAYER
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3.         SEC USE ONLY
--------------------------------------------------------------------------------
4.         SOURCE OF FUNDS:                                                  OO
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS                  [ ]
           REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
--------------------------------------------------------------------------------
6.         CITIZENSHIP OR PLACE OF ORGANIZATION:                         FRANCE

--------------------------------------------------------------------------------
                         7.      SOLE VOTING POWER:                           0
          NUMBER OF
                         -------------------------------------------------------
           SHARES        8.      SHARED VOTING POWER:                         0

        BENEFICIALLY
                         -------------------------------------------------------
        OWNED BY EACH    9.      SOLE DISPOSITIVE POWER:                      0

          REPORTING
                         -------------------------------------------------------
         PERSON WITH     10.     SHARED DISPOSITIVE POWER:                    0
--------------------------------------------------------------------------------
11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                        0
           REPORTING PERSON:
--------------------------------------------------------------------------------
12.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES**                                        [ ]
--------------------------------------------------------------------------------
13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                   0.0%
           (11):
--------------------------------------------------------------------------------
14.        TYPE OF REPORTING PERSON:                                         IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.         NAME OF REPORTING PERSON:                             GIUSEPPE ZOCCO
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3.         SEC USE ONLY
--------------------------------------------------------------------------------
4.         SOURCE OF FUNDS:                                                  OO
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS                  [ ]
           REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
--------------------------------------------------------------------------------
6.         CITIZENSHIP OR PLACE OF ORGANIZATION:                          ITALY

--------------------------------------------------------------------------------
                         7.      SOLE VOTING POWER:                           0
          NUMBER OF
                         -------------------------------------------------------
           SHARES        8.      SHARED VOTING POWER:                         0

        BENEFICIALLY
                         -------------------------------------------------------
        OWNED BY EACH    9.      SOLE DISPOSITIVE POWER:                      0

          REPORTING
                         -------------------------------------------------------
         PERSON WITH     10.     SHARED DISPOSITIVE POWER:                    0
--------------------------------------------------------------------------------
11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                        0
           REPORTING PERSON:
--------------------------------------------------------------------------------
12.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES**                                        [ ]
--------------------------------------------------------------------------------
13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                   0.0%
           (11):
--------------------------------------------------------------------------------
14.        TYPE OF REPORTING PERSON:                                         IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.         NAME OF REPORTING PERSON:                           CLARIUM HOLDINGS
                                                                        LIMITED
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3.         SEC USE ONLY
--------------------------------------------------------------------------------
4.         SOURCE OF FUNDS:                                                  OO
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS                  [ ]
           REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
--------------------------------------------------------------------------------
6.         CITIZENSHIP OR PLACE OF ORGANIZATION:                         JERSEY
                                                                        CHANNEL
                                                                        ISLANDS
--------------------------------------------------------------------------------
                         7.      SOLE VOTING POWER:                           0
          NUMBER OF
                         -------------------------------------------------------
           SHARES        8.      SHARED VOTING POWER:                         0

        BENEFICIALLY
                         -------------------------------------------------------
        OWNED BY EACH    9.      SOLE DISPOSITIVE POWER:                      0

          REPORTING
                         -------------------------------------------------------
         PERSON WITH     10.     SHARED DISPOSITIVE POWER:                    0
--------------------------------------------------------------------------------
11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                        0
           REPORTING PERSON:
--------------------------------------------------------------------------------
12.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES**                                        [ ]
--------------------------------------------------------------------------------
13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                   0.0%
           (11):
--------------------------------------------------------------------------------
14.        TYPE OF REPORTING PERSON:                                         CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.         NAME OF REPORTING PERSON:                                 PROVIDENCE
                                                                     INVESTMENT
                                                                COMPANY LIMITED
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3.         SEC USE ONLY
--------------------------------------------------------------------------------
4.         SOURCE OF FUNDS:                                                  OO
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS                  [ ]
           REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
--------------------------------------------------------------------------------
6.         CITIZENSHIP OR PLACE OF ORGANIZATION:                        BRITISH
                                                                         VIRGIN
                                                                        ISLANDS
--------------------------------------------------------------------------------
                         7.      SOLE VOTING POWER:                           0
          NUMBER OF
                         -------------------------------------------------------
           SHARES        8.      SHARED VOTING POWER:                         0

        BENEFICIALLY
                         -------------------------------------------------------
        OWNED BY EACH    9.      SOLE DISPOSITIVE POWER:                      0

          REPORTING
                         -------------------------------------------------------
         PERSON WITH     10.     SHARED DISPOSITIVE POWER:                    0
--------------------------------------------------------------------------------
11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                        0
           REPORTING PERSON:
--------------------------------------------------------------------------------
12.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES**                                        [ ]
--------------------------------------------------------------------------------
13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                   0.0%
           (11):
--------------------------------------------------------------------------------
14.        TYPE OF REPORTING PERSON:                                         CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.         NAME OF REPORTING PERSON:                            ABACUS TRUSTEES
                                                               (JERSEY) LIMITED
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3.         SEC USE ONLY
--------------------------------------------------------------------------------
4.         SOURCE OF FUNDS:                                                  OO
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS                  [ ]
           REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
--------------------------------------------------------------------------------
6.         CITIZENSHIP OR PLACE OF ORGANIZATION:                        JERSEY,
                                                                        CHANNEL
                                                                        ISLANDS
--------------------------------------------------------------------------------
                         7.      SOLE VOTING POWER:                           0
          NUMBER OF
                         -------------------------------------------------------
           SHARES        8.      SHARED VOTING POWER:                         0

        BENEFICIALLY
                         -------------------------------------------------------
        OWNED BY EACH    9.      SOLE DISPOSITIVE POWER:                      0

          REPORTING
                         -------------------------------------------------------
         PERSON WITH     10.     SHARED DISPOSITIVE POWER:                    0
--------------------------------------------------------------------------------
11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                        0
           REPORTING PERSON:
--------------------------------------------------------------------------------
12.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES**                                        [ ]
--------------------------------------------------------------------------------
13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                   0.0%
           (11):
--------------------------------------------------------------------------------
14.        TYPE OF REPORTING PERSON:                                         CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.         NAME OF REPORTING PERSON:                                   OLIVETTI
                                                             INTERNATIONAL S.A.
                                                                        HOLDING
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3.         SEC USE ONLY
--------------------------------------------------------------------------------
4.         SOURCE OF FUNDS:                                                  OO
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS                  [ ]
           REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
--------------------------------------------------------------------------------
6.         CITIZENSHIP OR PLACE OF ORGANIZATION:                     LUXEMBOURG

--------------------------------------------------------------------------------
                         7.      SOLE VOTING POWER:                           0
          NUMBER OF
                         -------------------------------------------------------
           SHARES        8.      SHARED VOTING POWER:                         0

        BENEFICIALLY
                         -------------------------------------------------------
        OWNED BY EACH    9.      SOLE DISPOSITIVE POWER:                      0

          REPORTING
                         -------------------------------------------------------
         PERSON WITH     10.     SHARED DISPOSITIVE POWER:                    0
--------------------------------------------------------------------------------
11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                        0
           REPORTING PERSON:
--------------------------------------------------------------------------------
12.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES**                                        [ ]
--------------------------------------------------------------------------------
13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                   0.0%
           (11):
--------------------------------------------------------------------------------
14.        TYPE OF REPORTING PERSON:                                         CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.         NAME OF REPORTING PERSON:                            OLIVETTI S.p.A.
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3.         SEC USE ONLY
--------------------------------------------------------------------------------
4.         SOURCE OF FUNDS:                                                  OO
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS                  [ ]
           REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
--------------------------------------------------------------------------------
6.         CITIZENSHIP OR PLACE OF ORGANIZATION:                          ITALY

--------------------------------------------------------------------------------
                         7.      SOLE VOTING POWER:                           0
          NUMBER OF
                         -------------------------------------------------------
           SHARES        8.      SHARED VOTING POWER:                         0

        BENEFICIALLY
                         -------------------------------------------------------
        OWNED BY EACH    9.      SOLE DISPOSITIVE POWER:                      0

          REPORTING
                         -------------------------------------------------------
         PERSON WITH     10.     SHARED DISPOSITIVE POWER:                    0
--------------------------------------------------------------------------------
11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                        0
           REPORTING PERSON:
--------------------------------------------------------------------------------
12.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES**                                        [ ]
--------------------------------------------------------------------------------
13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                   0.0%
           (11):
--------------------------------------------------------------------------------
14.        TYPE OF REPORTING PERSON:                                         CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.         NAME OF REPORTING PERSON:                               SUSAN S. TAI
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3.         SEC USE ONLY
--------------------------------------------------------------------------------
4.         SOURCE OF FUNDS:                                                  OO
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS                  [ ]
           REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
--------------------------------------------------------------------------------
6.         CITIZENSHIP OR PLACE OF ORGANIZATION:                         UNITED
                                                                         STATES
--------------------------------------------------------------------------------
                         7.      SOLE VOTING POWER:                           0
          NUMBER OF
                         -------------------------------------------------------
           SHARES        8.      SHARED VOTING POWER:                         0

        BENEFICIALLY
                         -------------------------------------------------------
        OWNED BY EACH    9.      SOLE DISPOSITIVE POWER:                      0

          REPORTING
                         -------------------------------------------------------
         PERSON WITH     10.     SHARED DISPOSITIVE POWER:                    0
--------------------------------------------------------------------------------
11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                        0
           REPORTING PERSON:
--------------------------------------------------------------------------------
12.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES**                                        [ ]
--------------------------------------------------------------------------------
13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                   0.0%
           (11):
--------------------------------------------------------------------------------
14.        TYPE OF REPORTING PERSON:                                         IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.         NAME OF REPORTING PERSON:                              DAVID Y. WONG
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3.         SEC USE ONLY
--------------------------------------------------------------------------------
4.         SOURCE OF FUNDS:                                                  OO
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS                  [ ]
           REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
--------------------------------------------------------------------------------
6.         CITIZENSHIP OR PLACE OF ORGANIZATION:                         UNITED
                                                                         STATES
--------------------------------------------------------------------------------
                         7.      SOLE VOTING POWER:                           0
          NUMBER OF
                         -------------------------------------------------------
           SHARES        8.      SHARED VOTING POWER:                         0

        BENEFICIALLY
                         -------------------------------------------------------
        OWNED BY EACH    9.      SOLE DISPOSITIVE POWER:                      0

          REPORTING
                         -------------------------------------------------------
         PERSON WITH     10.     SHARED DISPOSITIVE POWER:                    0
--------------------------------------------------------------------------------
11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                        0
           REPORTING PERSON:
--------------------------------------------------------------------------------
12.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES**                                        [ ]
--------------------------------------------------------------------------------
13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                   0.0%
           (11):
--------------------------------------------------------------------------------
14.        TYPE OF REPORTING PERSON:                                         IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.         NAME OF REPORTING PERSON:                                THE GRANTOR
                                                               RETAINED ANNUITY
                                                                    TRUST DATED
                                                                   JUNE 5, 2000
                                                                  (SUSAN S.TAI,
                                                                       TRUSTEE)
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3.         SEC USE ONLY
--------------------------------------------------------------------------------
4.         SOURCE OF FUNDS:                                                  OO
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS                  [ ]
           REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
--------------------------------------------------------------------------------
6.         CITIZENSHIP OR PLACE OF ORGANIZATION:                     CALIFORNIA

--------------------------------------------------------------------------------
                         7.      SOLE VOTING POWER:                           0
          NUMBER OF
                         -------------------------------------------------------
           SHARES        8.      SHARED VOTING POWER:                         0

        BENEFICIALLY
                         -------------------------------------------------------
        OWNED BY EACH    9.      SOLE DISPOSITIVE POWER:                      0

          REPORTING
                         -------------------------------------------------------
         PERSON WITH     10.     SHARED DISPOSITIVE POWER:                    0
--------------------------------------------------------------------------------
11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                        0
           REPORTING PERSON:
--------------------------------------------------------------------------------
12.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES**                                        [ ]
--------------------------------------------------------------------------------
13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                   0.0%
           (11):
--------------------------------------------------------------------------------
14.        TYPE OF REPORTING PERSON:                                         00
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.         NAME OF REPORTING PERSON:                                THE GRANTOR
                                                               RETAINED ANNUITY
                                                                    TRUST DATED
                                                                   JUNE 5, 2000
                                                                 (DAVID Y. WONG
                                                                       TRUSTEE)
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3.         SEC USE ONLY
--------------------------------------------------------------------------------
4.         SOURCE OF FUNDS:                                                  OO
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS                  [ ]
           REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
--------------------------------------------------------------------------------
6.         CITIZENSHIP OR PLACE OF ORGANIZATION:                     CALIFORNIA

--------------------------------------------------------------------------------
                         7.      SOLE VOTING POWER:                           0
          NUMBER OF
                         -------------------------------------------------------
           SHARES        8.      SHARED VOTING POWER:                         0

        BENEFICIALLY
                         -------------------------------------------------------
        OWNED BY EACH    9.      SOLE DISPOSITIVE POWER:                      0

          REPORTING
                         -------------------------------------------------------
         PERSON WITH     10.     SHARED DISPOSITIVE POWER:                    0
--------------------------------------------------------------------------------
11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                        0
           REPORTING PERSON:
--------------------------------------------------------------------------------
12.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES**                                        [ ]
--------------------------------------------------------------------------------
13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                   0.0%
           (11):
--------------------------------------------------------------------------------
14.        TYPE OF REPORTING PERSON:                                         00
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.         NAME OF REPORTING PERSON:                          THE WONG-TAI 2000
                                                                    TRUST DATED
                                                             SEPTEMBER 14, 2000
                                                              (SUSAN S.TAI, AND
                                                                 DAVID Y. WONG,
                                                                      TRUSTEES)
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3.         SEC USE ONLY
--------------------------------------------------------------------------------
4.         SOURCE OF FUNDS:                                                  OO
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS                  [ ]
           REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
--------------------------------------------------------------------------------
6.         CITIZENSHIP OR PLACE OF ORGANIZATION:                     CALIFORNIA

--------------------------------------------------------------------------------
                         7.      SOLE VOTING POWER:                           0
          NUMBER OF
                         -------------------------------------------------------
           SHARES        8.      SHARED VOTING POWER:                         0

        BENEFICIALLY
                         -------------------------------------------------------
        OWNED BY EACH    9.      SOLE DISPOSITIVE POWER:                      0

          REPORTING
                         -------------------------------------------------------
         PERSON WITH     10.     SHARED DISPOSITIVE POWER:                    0
--------------------------------------------------------------------------------
11.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                        0
           REPORTING PERSON:
--------------------------------------------------------------------------------
12.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES**                                        [ ]
--------------------------------------------------------------------------------
13.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW                   0.0%
           (11):
--------------------------------------------------------------------------------
14.        TYPE OF REPORTING PERSON:                                         00
--------------------------------------------------------------------------------

         The Reporting Persons, by this Amendment No. 1 ("Amendment No. 1"), hereby amend their statement on Schedule 13D filed with the Securities and Exchange Commission on October 12, 2001 ("Schedule") with respect to the beneficial ownership of shares of common stock, $0.001 par value ("Common Stock") of Virata Corporation, a Delaware corporation (the "Issuer"). Unless otherwise indicated, all capitalized terms used herein shall have the same meanings as set forth in the Schedule.

ITEM 1               Security and Issuer
                     -------------------

                     Item 1 of the Schedule is hereby amended and restated in its entirety as follows:

                     The class of securities to which the Schedule and this Amendment No. 1 relate to is the Common Stock, $0.001 par value (defined above as "Common Stock") of Virata Corporation, a Delaware corporation (defined above as "Issuer"), whose principal executive offices are located at 2700 San Tomas Expressway, Santa Clara, CA 95051.

ITEM 4.              Purpose of the Transaction.
                     --------------------------

                     Item 4 of the Schedule is hereby amended and restated in its entirety as follows:

                     In a stockholders meeting of Issuer on December 14, 2001, the Stockholders voted their respective shares of Common Stock covered by the Stockholders Agreement in favor of the Merger, and on the same day, the Issuer, GlobeSpan and Wine effected the transactions contemplated by the Merger Agreement, including, without limitation, the Merger. In accordance with the Merger Agreement, upon consummation of the Merger, each share of Common Stock outstanding immediately prior to the Merger was converted into the right to receive 1.02 shares of common stock, $.001 par value ("GlobeSpan Common Stock") of GlobeSpan, and each option to purchase Common Stock outstanding immediately prior to the Merger was converted into an option to purchase GlobeSpan Common Stock. Upon the exchange of shares of Common Stock for shares of GlobeSpan Common Stock and the conversion of options to purchase Common Stock into options to purchase GlobeSpan Common Stock, each Reporting Person has no beneficial ownership of shares of Common Stock to which the Schedule related.

                     The Stockholders Agreement and the irrevocable proxies granted therein terminated upon consummation of the Merger. As previously reported on the Schedule, the Reporting Persons, including the Stockholders, may have been deemed a group with respect to the shares of Common Stock to which the Schedule related solely as a result of the Stockholders entering into the Stockholders Agreement. Due to the termination of the Stockholders

                     Agreement, the Reporting Persons, including the Stockholders, may no longer be deemed a group with respect to the shares of Common Stock to which the Schedule related. Each Reporting Person, including each Stockholder, expressly disclaims membership in any group with respect to the Common Stock, by virtue of the Stockholders Agreement or otherwise. Furthermore, each Stockholder believes that its agreement with respect to its shares was solely with GlobeSpan and Wine and not with any other Stockholder.

                     In addition, Issuer's Common Stock shall be delisted from the Nasdaq National Market and deregistered under the Securities Exchange Act of 1934 subsequent to the Merger.

ITEM 5.              Interest in Securities of the Issuer.
                     ------------------------------------

                     Item 5(a) of the Schedule is hereby amended and restated in its entirety as follows:

                     (a) Upon the exchange of shares of Common Stock for shares of GlobeSpan Common Stock and the conversion of options to purchase Common Stock into options to purchase GlobeSpan Common Stock, each Reporting Person has no beneficial ownership of shares of Common Stock to which the Schedule related.

                     Item 5(b) of the Schedule is hereby amended and restated in its entirety as follows:

                     (b) Upon the exchange of shares of Common Stock for shares of GlobeSpan Common Stock and the conversion of options to purchase Common Stock into options to purchase GlobeSpan Common Stock, each Reporting Person has no beneficial ownership of shares of Common Stock to which the Schedule related.

                     Item 5(d) of the Schedule is hereby amended and restated in its entirety as follows:

                     (d) Upon the exchange of shares of Common Stock for shares of GlobeSpan Common Stock and the conversion of options to purchase Common Stock into options to purchase GlobeSpan Common Stock, each Reporting Person has no beneficial ownership of the shares of Common Stock to which the Schedule related and does not have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock to which the Schedule related.

Appendix E of the Schedule is hereby amended and restated in its entirety as follows:

                                   APPENDIX E
                                   ----------

                    OLIVETTI EXECUTIVE OFFICERS AND DIRECTORS

The following is a list of all executive officers and directors of Olivetti S.p.A. and certain other information with respect to each executive officer and director. Each executive officer and director (i) has a business address of Olivetti S.p.A. at Via Jervis 77, 10015 Ivrea (Turin), Italy, and (ii) is a citizen of Italy (other than Carlo Alessandro Puri Negri, as noted below). In addition, the name, principal business and address of the corporation in which employment is conducted for each officer and director is Olivetti S.p.A., a conglomerate with subsidiaries and affiliates in electronics, information technology and telecommunications, Via Jervis 77, 10015 Ivrea (Turin), Italy.

Name:                           Enrico Bondi
Principal Occupation:           Co-CEO

Name:                           Antonio Tesone
Principal Occupation:           Chairman

Name:                           Cesare Geronzi
Principal Occupation:           Director

Name:                           Marco Tronchetti Provera
Principal Occupation:           Director and Deputy Chairman

Name:                           Gilberto Benetton
Principal Occupation:           Director and Deputy Chairman

Name:                           Carlo Buora
Principal Occupation:           Co-CEO

Name:                           Piera Rosiello
Principal Occupation:           Director and Secretary of the Board

Name:                           Pier Luigi Fabrizi
Principal Occupation:           Director

Name:                           Lorenzo Caprio
Principal Occupation:           Director

Name:                           Giorgio Cirla
Principal Occupation:           Director

Name:                           Gianni Mion
Principal Occupation:           Director

Name:                           Piero Modiano
Principal Occupation:           Director

Name:                           Dario Trevisan
Principal Occupation:           Director

Name:                           Giampietro Nattino
Principal Occupation:           Director

Name:                           Alberto Pirelli
Principal Occupation:           Director

Name:                           Carlo Alessandro Puri Negri
Principal Occupation:           Director
Citizenship:                    Great Britain

Name:                           Alberto Varisco
Principal Occupation:           Director

Name:                           Corrado Ariaudo
Principal Occupation:           General Manager

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated as of December 14, 2001.                            *
                                          ------------------------------------
                                          Gary Bloom

Dated as of December 14, 2001.                            *
                                          ------------------------------------
                                          Charles Cotton

Dated as of December 14, 2001.                            *
                                          ------------------------------------
                                          Marco De Benedetti

Dated as of December 14, 2001.                            *
                                          ------------------------------------
                                          Dr. Hermann Hauser

Dated as of December 14, 2001.                            *
                                          ------------------------------------
                                          Professor Andrew Hopper

Dated as of December 14, 2001.                            *
                                          ------------------------------------
                                          Martin K. Jackson

Dated as of December 14, 2001.                            *
                                          ------------------------------------
                                          Peter T. Morris

Dated as of December 14, 2001.                            *
                                          ------------------------------------
                                          Debajyoti Pal

Dated as of December 14, 2001.                            *
                                          ------------------------------------
                                          Patrick Sayer

Dated as of December 14, 2001.                            *
                                          ------------------------------------
                                          Andrew M. Vought

Dated as of December 14, 2001.                            *
                                          ------------------------------------
                                          Giuseppe Zocco
                                          Clarium Holdings Limited

Dated as of December 14, 2001.                            *
                                          ------------------------------------
                                          Name:
                                          Title

                                          Providence Investment Company Limited

Dated as of December 14, 2001                             *
                                          ------------------------------------
                                          Name:
                                          Title

                                          Abacus Trustees (Jersey) Limited

Dated as of December 14, 2001                             *
                                          ------------------------------------
                                          Name:
                                          Title

                                          Olivetti International S.A. Holding

Dated as of December 14, 2001.                            *
                                          ------------------------------------
                                          Name:
                                          Title:

                                          Olivetti S.p.A.


Dated as of December 14, 2001.                            *
                                          ------------------------------------
                                          Name:
                                          Title:

Dated as of December 14, 2001                             *
                                          ------------------------------------
                                          Susan S. Tai

Dated as of December 14, 2001                             *
                                          ------------------------------------
                                          David Y. Wong

                                          The Grantor Retained Annuity Trust
                                          Dated June 5, 2000


Dated as of December 14, 2001                             *
                                          ------------------------------------
                                          Name:  Susan S. Tai
                                          Title:  Trustee

                                          The Grantor Retained Annuity Trust
                                          Dated June 5, 2000

Dated as of December 14, 2001                            *
                                          ------------------------------------
                                          Name:  David Y. Wong
                                          Title:  Trustee

                                          The Wong-Tai 2000 Trust Dated
                                          September 14, 2000


Dated as of December 14, 2001                            *
                                          ------------------------------------
                                          Name:  Susan S. Tai
                                          Title:  Trustee

Dated as of December 14, 2001                            *
                                          ------------------------------------
                                          Name:  David Y. Wong
                                          Title:  Trustee

Dated as of December 14, 2001             /s/ Steven Moore
                                          ------------------------------------
                                          Name:  Steven Moore
                                          Title:  Attorney-in-Fact

* Steven Moore, by signing his name hereto, does sign this document on behalf of the persons noted above, pursuant to a power of attorney duly executed by such persons and attached as Exhibit 4 to the Statement on Schedule 13D filed by the Reporting Persons on October 12, 2001, incorporated herein by reference.